Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 333-122117, No. 333-34910, No. 333-61926, No. 333-82120, No. 333-103233 and No. 333-112621) of PCTEL, Inc., of our report dated June 26, 2012, relating to the consolidated balance sheets of TelWorx Communications, LLC as of December 31, 2011 and 2010, and the related statements of income, members’ equity and cash flows, which appears in this Current Report on Form 8-K/A of PCTEL, Inc.

We also consent to incorporation by reference in the above named Registration Statements of our compilation report dated August 30, 2012, relating to the consolidated balance sheet of TelWorx Communications, LLC as of June 30, 2012 and the related statements of income, members’ equity and cash flows, which appears in this Current Report on Form 8-K/A of PCTEL, Inc.

/s/Rives & Associates, LLP

Rives & Associates, LLP

Lexington, North Carolina

September 20, 2012